CERTIFICATE OF DESIGNATION
SERIES D PREFERRED STOCK

FINANCIALCONTENT, INC.

         FinancialContent, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article IV of its Articles of Incorporation, and in accordance with the provision of Section 151 of the Delaware General Corporate Law, its Board of Directors has adopted the following resolution creating a series of its $0.001 par Preferred Stock:

         RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of a Series D Preferred Stock of the Corporation and hereby designates, pursuant to Section 151 of the Delaware General Corporate Law, the rights, preferences, privileges, restrictions and other matters relating to such Series D Preferred Stock as follows:

1. Designation and Amount. Four Million (4,000,000) shares of the Corporation's authorized preferred stock are hereby designated as the Series D Preferred Stock (the "Series D Preferred Stock").
2. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up, including a merger or acquisition of the Corporation ("Liquidating Event"), whether voluntary or involuntary, holders of each share of Series D Preferred Stock shall not be entitled to be paid out of the assets or surplus funds.
3. Voting Power. Each holder of Series D Preferred Stock shall be entitled to vote on all matters that the holders of Common Stock vote upon. The holders of the Series D Preferred Stock and Common Stock shall vote together as a single class on all such matters. On all such matters, the holders of the Series D Preferred Shares shall be entitled to 10 votes of Common Stock for each share of Series D Preferred Stock voted.
4. Conversion Rights. The holders of the Series D Preferred Stock shall have no conversion rights.

         Authorized signature:

         Dated:  November 11, 2003
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         /S/ WING YU
         ----------------------------------
         Wing Yu
         Chief Executive Officer
         FinancialContent, Inc.